HAWTHORN BANCSHARES, INC.
Equity Incentive Plan
Non-Employee Director Restricted Stock Unit Award Agreement

Date of Grant:

Number of Restricted Stock Units Granted:            _______

    THIS NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT dated ____________________ (this “Award Agreement”), is made by and between Hawthorn Bancshares, Inc., a Missouri corporation (the “Company”), and ________________ ("Participant").

RECITALS:

    A.    Effective June 6, 2023, the Company adopted the Hawthorn Bancshares, Inc. Equity Incentive Plan (the “Plan”) pursuant to which the Company may, from time to time, grant Restricted Stock Units to eligible Service Providers of the Company.

B.    Participant is a Service Provider of the Company or one of its Affiliates and the Company desires to encourage Participant to own an equity interest in the Company and to give Participant added incentive to advance the interests of the Company, and desires to grant Participant Restricted Stock Units under the terms and conditions established by the Committee.

AGREEMENT:

    In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

    1.    Incorporation of Plan. All provisions of this Award Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided. Capitalized terms used in this Award Agreement but not defined shall have the meaning set forth in the Plan.

2.    Grant of Restricted Stock Units. Subject to the conditions and restrictions set forth in this Award Agreement and in the Plan, the Company hereby grants to Participant and credits to a separate account maintained on the books of the Company ("Account") that number of Restricted Stock Units identified above opposite the heading "Number of Restricted Stock Units Granted" (the "RSUs"). On any date, the value of each RSU shall equal the Fair Market Value of a Share. All amounts credited to Participant's Account under this Award Agreement shall continue for all purposes to be a part of the general assets of the Company. Participant's interest in the Account shall make Participant only a general, unsecured creditor of the Company. The RSUs may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily. The rights of Participant with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights are settled (the "Settlement Date," as defined below).

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3.    Settlement of RSUs. The RSUs may be settled by delivering to Participant or his or her beneficiary, as applicable, either, as determined by the Company in its sole discretion, (i) an amount of cash equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the number of Shares underlying the RSUs held by Participant (or a specified portion in the event of any partial settlement), or (ii) a number of Shares equal to the whole number of Shares underlying the RSUs then held by Participant (or a specified portion in the event of any partial settlement).
Except as specifically provided elsewhere under the Plan, the restrictions on RSUs subject to this Award Agreement will lapse and be settled on the date (the "Settlement Date") set forth below, but only if Participant is, and at all times from the Date of Grant, has been a Service Provider to the Company, or one of its Affiliates, is in compliance with applicable Company policies, and the RSUs have not otherwise been cancelled:
Settlement Date of RSUs        Percentage of RSUs on which Restrictions Lapse
First Anniversary of Date of Grant        100% (___________________ RSUs)
In the event of a Change in Control pursuant to which the acquiring or successor company (i) assumes or continues in effect this Agreement and the RSUs, (ii) issues comparable substitute RSUs or stock based awards for the RSUs, or (iii) provides a cash incentive program that preserves the economic value and opportunity of the RSUs, then each of the RSUs (or substitute RSUs or other stock based awards) shall continue to vest in accordance with the above vesting schedule; provided, however, any unvested RSUs shall also become immediately vested and be settled if during the 24-month period following the consummation of the Change in Control, the Participant's service as a Director is terminated by the Company.
In the event the acquiring or successor company in a Change in Control does not (x) assume or continue in effect the RSUs, (y) issue comparable substitute RSUs or stock based awards for the RSUs, or (z) provide a cash incentive program that preserves the economic value and opportunity of the RSUs, then all of the unvested RSUs shall immediately vest and be settled at the time of the Change in Control. Notwithstanding the foregoing, the Committee may also, in its sole discretion, accelerate the Settlement Date for any or all of the RSUs, if in its judgment the performance of Participant has warranted such acceleration and/or such acceleration is in the best interests of the Company.
Payment of the cash and/or Shares following the Settlement Date shall be made by the Company to Participant no later than the earlier of the end of the calendar year in which the Settlement Date occurs or the 30th day after the Settlement Date.
4.    Cancellation of RSUs. Unless otherwise provided in this Section 4 or in the Plan, if, prior to the final Settlement Date, Participant's position as a Service Provider to the Company or any of its Affiliates is terminated, Participant shall thereupon immediately forfeit any and all unsettled RSUs, all such unsettled RSUs shall be cancelled and Participant shall have no further rights under this Award Agreement.
5.    Securities Law Compliance; Clawback Policy. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by Participant of any Shares issued as a result of or under this Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Shares underlying the Award and (iii)

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restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Shares must also comply with other applicable laws and regulations governing sale of such Shares. This Award Agreement, the RSUs and any Shares received under this Award Agreement, and any amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company or Subsidiary clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time. Participant hereby acknowledges and consents to the Company’s or a Subsidiary’s application, implementation and enforcement of (a) the Policy and any similar policy established by the Company or a Subsidiary that may apply to the Participant, whether adopted prior to or following the date of this Agreement, and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and agrees that the Company or a Subsidiary may take such actions as may be necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.
6.    Dividends and Voting. Prior to an RSU's Settlement Date, Participant shall not be entitled to receive dividend equivalent payments for any dividends paid by the Company on Shares, whether payable in stock, in cash or in kind, or other distributions, declared as of a record date that occurs on or after the Date of Grant hereunder and prior to any cancellation of such RSUs. Participant will have no voting rights with respect to any of the RSUs.
    7.    Tax Withholding. Participant understands and agrees that, at the time any tax withholding obligation arises in connection with the settlement of any of the RSUs, the Company may withhold, in Shares if a valid election applies under this Section 7 or in cash from payroll or other amounts the Company owes or will owe Participant, any applicable withholding, payroll and other required tax amounts due upon such RSU settlement. Such tax withholding may be made by any means permitted under the Plan, as approved by the Committee, and as permitted under the law. In the absence of the satisfaction of tax obligations, Company may refuse to issue the Shares. Unless otherwise determined by the Committee or its delegate in their sole discretion and unless otherwise prohibited by law, Participant (or his or her guardian, legal representative or successor) may, in the manner determined by the Committee or its delegate, irrevocably elect in writing on a Company designated form to satisfy any income tax withholding obligation in connection with the RSUs by requesting Company to retain whole Shares which would otherwise have been issued, which Shares shall not belong to Participant upon such retention. If withholding is not effected by the Company for any reason at the time of the taxation event, then Participant agrees to pay Company any withholding amounts due within the deadline imposed by the Company. If, within the deadline imposed by Company, Participant has not paid any withholding amounts due or has not elected, if allowed by the Committee or its delegate in their sole discretion, whether to have Shares retained for taxes or to pay cash for the tax withholding, then the Company may, at its sole discretion (a) retain whole Shares which would otherwise have been issued (including without limitation withdrawal of Shares that had previously been placed into Participant's book entry account), (b) deduct such amounts in cash from payroll or other amounts the Company owes or will owe Participant, or (c) effect some combination of Share retention and cash deduction.

    8.    Governing Law. The laws of the State of Missouri will govern the interpretation, validity and performance of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.

    9.    Section 409A Compliance. It is the intent of the Company that all payments made under this Award Agreement will be exempt from Section 409A of the Code and the Treasury regulations and guidance issued thereunder ("Section 409A") pursuant to the “short-term deferral” exemption. Notwithstanding any provision of the Plan or this Award Agreement to the contrary, (i) this Award Agreement shall not be amended in any manner that would cause any amounts payable hereunder that are not subject to Section 409A to become subject thereto (unless they also are in compliance therewith), and

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the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to this Award Agreement and (ii) the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Award Agreement to reflect the intention that the Plan qualifies for exemption from or complies with Section 409A in a manner that as closely as practicable achieves the original intent of this Award Agreement and with the least reduction, if any, in overall benefit to a Participant to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A. Neither the Company nor the Board makes any representation that this Award Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Award Agreement.

    10.    Corporate Transactions and Change in Control. In addition to, but not to the extent inconsistent with, Section 3, in the event that the Company is a party to a corporate transaction (including a Change of Control) involving a merger or consolidation, or in the event of a sale of all or substantially all of the Company's stock or assets, the Award shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Committee in its capacity as administrator of the Plan, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Awards (or all portions of an Award) in an identical manner.
    11.    Adjustments. Notwithstanding any provision herein to the contrary, upon any change in the number of outstanding Shares effected without receipt of consideration therefor by the Company, by reason of a merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, share combination or other change in the corporate structure of the Company affecting the Shares, the aggregate number and class of Shares subject to this Award shall be automatically adjusted to accurately and equitably reflect the effect thereon of such change; provided, however, that any fractional share resulting from such adjustment shall be eliminated. If there is a dispute concerning such adjustment, the decision of the Committee shall be conclusive.
    12.    Committee Authority. Any questions concerning the interpretation of this Award Agreement, any adjustments required to be made under Sections 10 or 11 of this Award Agreement, and any controversy which arises under this Award Agreement shall be decided by the Committee, in its sole discretion, and any such decision shall be conclusive and non-appealable.
    13.    No Effect on Capital Structure. The RSUs shall not affect the right of the Company to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

    14.    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

    15.    Amendment. This Award Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Award Agreement; provided, however, the Company may unilaterally amend this Award Agreement if it determines that a ministerial amendment is necessary which does not adversely affect the rights of Participant or the potential economic benefit intended to be conveyed hereunder.

    16.    Binding Effect. Except as expressly stated herein to the contrary, this Award Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

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    This Award Agreement has been executed and delivered by the parties hereto.

The Company:            Participant:

Hawthorn Bancshares, Inc.

By:
Name:

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